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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Silverleaf Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SILVERLEAF RESORTS, INC.
1221 River Bend Drive
Suite 120
Dallas, Texas 75247

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

     The 2004 Annual Meeting of Shareholders of Silverleaf Resorts, Inc. (the “Company”) will be held at the Crowne Plaza Market Center at 7050 Stemmons Freeway, Dallas, Texas 75247 on Tuesday, May 11, 2004 at 8:30 a.m. to:

     1. elect five Directors of the Company to serve until the Annual Meeting of Shareholders in 2005 and until their successors are elected and qualify;

     2. ratify the appointment of BDO Seidman, LLP as the Company’s independent public accountants for the year ending December 31, 2004; and

     3. transact such other business as may properly be brought before the 2004 Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has nominated five individuals for election to serve as Directors. The Board of Directors recommends that you vote FOR these nominees. The Audit Committee of the Board of Directors has retained BDO Seidman, LLP as the independent public accountants of the Company, and the Board of Directors recommends that you vote FOR ratification of the appointment of the independent public accountants. Only shareholders of record at the close of business on March 25, 2004 are entitled to notice of and to vote at the 2004 Annual Meeting or any adjournments or postponements thereof. A complete list of shareholders entitled to vote at the 2004 Annual Meeting will be maintained in the Company’s offices at 1221 River Bend Drive, Suite 120, Dallas, Texas for ten days prior to the meeting.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE 2004 ANNUAL MEETING. YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE THE PROXY AND VOTE THE SHARES.

By Order of the Board of Directors,

SANDRA G. CEARLEY
Secretary

Dallas, Texas
April 7, 2004

SILVERLEAF RESORTS, INC.

PROXY STATEMENT
2004 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Silverleaf Resorts, Inc. (“Silverleaf” or the “Company”) for use at the Annual Meeting of Shareholders to be held at 8:30 a.m. on May 11, 2004, at the Crowne Plaza Market Hall at 7050 Stemmons Freeway, Dallas, Texas 75247, or at any adjournment or postponement thereof, (the “2004 Annual Meeting”).

     The Company’s principal executive offices are located at 1221 River Bend Drive, Suite 120, Dallas, Texas 75247. A copy of the Company’s 2003 Annual Report as filed with the Securities and Exchange Commission on Form 10-K and this Proxy Statement and accompanying proxy card will be first mailed to shareholders on or about April 12, 2004.

     Voting Procedures

     A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if mailed in the United States.

     Concerning the election of directors, you may: (a) vote for each of the director nominees; or (b) withhold authority to vote for one or more nominees according to the way you mark your proxy card. With respect to the election of directors, cumulative voting is not permitted. Concerning the ratification of BDO Seidman, LLP as the Company’s independent public accountants, by checking the appropriate box you may: (a) vote “For” the item; (b) vote “Against” the item; or (c) “Abstain” from voting on the item.

     Shareholders may vote by either completing and returning the enclosed proxy card prior to the 2004 Annual Meeting, voting in person at the 2004 Annual Meeting or submitting a signed proxy card at the 2004 Annual Meeting.

     YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

     You may revoke your proxy at any time before it is actually voted at the 2004 Annual Meeting by delivering a written notice of revocation, signed by the shareholder of record and specifying the number of shares to which it relates, to the Secretary of the Company at 1221 River Bend Drive, Suite 120, Dallas, Texas 75247 no later than 2:00 p.m., central daylight savings time, on May 10, 2004; by submitting a later dated proxy; or by attending the 2004 Annual Meeting and voting in person. Attendance at the 2004 Annual Meeting will not, by itself, constitute revocation of the proxy. If your shares are held in the name of your broker, you will need to make arrangements with your broker to revoke any previously executed proxy. You may also be represented by another person present at the 2004 Annual Meeting by executing a form of proxy designating such person to act on your behalf.

     Each unrevoked proxy card properly signed and received prior to the close of the 2004 Annual Meeting will be voted as indicated. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted FOR each of the items on the proxy card and will be voted in the discretion of the persons named as proxies on any other business that may properly come before the 2004 Annual Meeting.

     If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes, but will not be counted as a vote “For” or “Against” any proposal. An abstention or a broker non-vote could have an effect on the outcome of the voting on the Proposals that require the affirmative vote of a specified portion of the Company’s outstanding shares entitled to vote thereon.

     The presence at the 2004 Annual Meeting, in person or by proxy, of a majority of the shares of the Company’s Common Stock (“Common Stock”) issued and outstanding on March 25, 2004 will constitute a quorum.

     Votes cast at the 2004 Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the 2004 Annual Meeting.

     The expense, if any, of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit proxies. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses incurred in doing so.

     Shares Entitled To Vote And Required Vote

     Shareholders of record at the close of business on March 25, 2004 are entitled to vote at the 2004 Annual Meeting. At that date, 36,843,572 shares of Common Stock were outstanding. The number of holders of record was approximately 75. A majority of the shares outstanding must be present in person or represented by proxy to constitute a quorum for the 2004 Annual Meeting. The number of votes required to take or authorize each of the actions to be acted upon at the 2004 Annual Meeting is set forth in the descriptions of the Proposals below. Each share of Common Stock is entitled to one vote.

ANNUAL REPORT AND OTHER FINANCIAL INFORMATION

     The Annual Report for the Company for 2003 as filed with the Securities and Exchange Commission on Form 10-K accompanies the proxy material being mailed to all shareholders. Additional copies of the Form 10-K, including financial statements, but excluding exhibits, may be obtained without charge by written request to the Corporate Secretary of the Company. All such requests should be directed to Sandra G. Cearley, Secretary, Silverleaf Resorts, Inc., 1221 River Bend Drive, Suite 120, Dallas, Texas 75247.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     Set forth in the following table is the beneficial ownership of the Company’s Common Stock as of February 29, 2004 by (i) those persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares, (ii) each current director and the five executive officers of the Company named under the table titled “Executive Compensation” and (iii) all directors and executive officers as a group.

		Shares	Percent
		Beneficially	of
Name of Beneficial Owner(a)	Position	Owned	Class(b)
Robert E. Mead(c)	Chairman of the Board and Chief Executive Officer	11,349,417	30.80
Sharon K. Brayfield(c)(d)	President	251,517	*
David T. O’Connor(c)(e)	Executive Vice President — Sales	350,000	*
Harry J. White, Jr.(c)(f)	Chief Financial Officer and Treasurer	69,500	*
Edward L. Lahart(c)(g)	Executive Vice President – Operations	37,650	*
J. Richard Budd, III (h)(i)	Director	98,333	*
James B. Francis, Jr.(j)(k)	Director	100,333	*
Herbert B. Hirsch(l)(i)	Director	38,333
Rebecca Janet Whitmore(m)(i)	Director	142,133	*
All Directors and Executive Officers as a Group (17 persons)		12,602,374	33.33
Grace Brothers, Ltd. and Grace Investments, Ltd(n)		12,271,425	33.32

*	Less than 1%.

(a)	Except as otherwise indicated, each beneficial owner has the sole power to vote and to dispose of all shares of Common Stock owned by such beneficial owner.

(b)	Pursuant to the rules of the Securities and Exchange Commission, in calculating percentage ownership, each person is deemed to beneficially own the shares subject to options exercisable within sixty days, but shares subject to options owned by others (even if exercisable within sixty days) are not deemed to be outstanding shares. In calculating the percentage ownership of the directors and officers as a group, the shares subject to options exercisable by directors and officers within sixty days are included within the number of shares beneficially owned.

(c)	The address of such person is 1221 River Bend Drive, Suite 120, Dallas, Texas 75247.

(d)	Includes options to purchase 165,000 shares of stock which options are either currently exercisable or which will become exercisable within sixty days from the date hereof.

(e)	Includes options to purchase 350,000 shares of stock which options are either currently exercisable or which will become exercisable within sixty days from the date hereof.

(f)	Includes options to purchase 67,500 shares which options are either currently exercisable or which will become exercisable within sixty days from the date hereof.

(g)	Includes options to purchase 37,500 shares which options are exercisable within sixty days from the date hereof.

(h)	The address of such person is 360 Lexington Ave, Third Floor, New York, NY 10017.

(i)	Includes options to purchase 38,333 shares which options are currently exercisable or which will become exercisable within sixty days from the date hereof.

(j)	The address of such person is 2911 Turtle Creek Boulevard, Suite 925, Dallas, Texas 75219.

(k)	Includes options to purchase 98,333 shares which options are exercisable within sixty days from the date hereof.

(l)	The address of such person is 64 Hurdle Fence Drive, Avon, Connecticut 06001.

(m)	The address of such person is 10305 Oaklyn Drive, Potomac, Maryland 20854.

(n)	This information is based upon information provided by Grace Brothers, Ltd. (“Grace”) and Grace Investments, Ltd. (“Grace Investments”) on Form 4 dated January 8, 2004 and filed with the Securities and Exchange Commission. Bradford T. Whitmore (“Whitmore”) and Spurgeon Corporation (“Spurgeon”) are the general partners of Grace and Grace Investments. Grace beneficially owns 8,277,219 shares, and Grace Investments beneficially owns 3,994,206 shares. As general partners of Grace and Grace Investments, Whitmore and Spurgeon may be deemed beneficial owners of 12,271,425 shares, although they disclaim beneficial ownership. Mr. Whitmore is the brother of Rebecca Janet Whitmore, a current director and nominee for re-election as director of the Company. Mr. Whitmore was a member of an ad hoc committee of noteholders who nominated two persons, including Ms. Whitmore, for election to the Board of Directors pursuant to the terms of the exchange offer more fully described below. Ms. Whitmore disclaims any beneficial interest in the shares owned by Grace and Grace Investments.

     Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities (“Insiders”), to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock. Insiders are required by the Commission’s regulations to furnish to the Company copies of all Section 16(a) reports filed by such persons.

     To the Company’s knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from the Insiders, all Insiders complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

ELECTION OF DIRECTORS

     General Information — Election of Directors

     Pursuant to the Company’s Articles of Incorporation, as amended (the “Articles”), the Bylaws, as amended (the “Bylaws”), and resolutions adopted by the Company’s Board of Directors, the Company currently has five directors, who each have one-year terms which will expire at the 2004 Annual Meeting. Each of the Directors was elected by the Shareholders at the 2003 Annual Meeting.

     Each of the Company’s current directors has been nominated by the Nominating Committee of the Board of Directors for election to serve as Director or until his or her respective successor is elected or appointed. The nominees for election as a director are:

J. Richard Budd, III
James B. Francis, Jr.
Herbert B. Hirsch
Robert E. Mead
Rebecca Janet Whitmore

     For a description of the background and qualifications of each of the nominees see “Directors and Executive Officers.”

     In the absence of instructions to the contrary, votes will be cast FOR the election of each of the above nominees pursuant to the proxies solicited hereby. In the event any of the nominees is unable or declines to serve as a Director at the time of the 2004 Annual Meeting, the proxy will be voted for any substitute nominee selected by the current Board of Directors. Management has no reason to believe, at this time, that any of the nominees will be unable or will decline to serve if elected. Each nominee has informed the Company that he or she will serve if elected.

     Director Compensation

     In July 1997, the Company granted to Mr. Francis, as directors’ fees, options to purchase 40,000 shares of Common Stock at $16.00 per share. Such options vested in three equal portions over a term of three years, with the first vesting date occurring in May 1998, the second in May 1999, and the third in May 2000. The options expire in June 2007. The Company granted to Mr. Francis 20,000 additional options in 1999 at an exercise price of $7.3125 per share which also vested over a three-year period beginning in November 2000. During 2002, each Independent Director (Ms. Whitmore and Messrs. Budd, Francis and Hirsch) was granted additional options to purchase 115,000 shares at $0.295 per share. Such options vest in three equal portions over a term of three years commencing in May 2003.

     In addition to the option grants, each of the Independent Directors receives an annual fee of $25,000, payable quarterly, plus $2,000 for each meeting of the Board of Directors attended in person. Each of the Independent Directors who serves on one or more committees of the Board of Directors receives an additional annual fee of $5,000, also payable quarterly, for serving on one committee of the Board of Directors, plus an additional annual fee of $2,500 for each additional committee membership. The Independent Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors. Officers of the Company who are directors are not paid any directors’ fees but are reimbursed for expenses of attending meetings of the Board of Directors.

     Corporate Governance

     The Company believes that good corporate governance is important to ensure that it is managed for the long-term benefit of its stockholders. During the past year, the Company has continued to review its corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies. The Company has also continued to review the provisions of the Sarbanes-Oxley Act of 2002 and the new and proposed rules of the Securities and Exchange Commission. Based on this review, the Company’s Board of Directors has adopted a revised charter for the Audit Committee and a Code of Ethics for its executive officers. Each of the executive officers listed on page 7 of this Proxy Statement has certified that he or she has read the Code of Ethics and will comply with its requirements in all business dealings of the Company.

     On December 16, 2003, the shareholders of the Company adopted amendments to the Company’s Articles which reduce from two-thirds to a simple majority the number of outstanding shares necessary to adopt amendments to the articles of incorporation, approve mergers, share exchanges, consolidations, dissolutions, or sales of all or substantially all of the Company’s assets. An additional amendment to the Articles eliminated the classified board of directors of the Company and provided for the annual election of each of the directors.

     Board of Directors and Committee Meetings

     Board of Directors. The Board of Directors took action either during regularly-scheduled or special meetings or by written consent seventeen times during the year ended December 31, 2003. The Audit Committee took action either during regularly-scheduled or special meetings or by written consent fourteen times in 2003. The Compensation Committee took action either during regularly-scheduled or special meetings or by written consent six times during 2003. The Accounts and Acquisitions Committee took action either during regularly-scheduled meetings or special meetings or by written consent twelve times in 2003. The Nominating Committee of the Board of Directors was formed in 2004. During 2003, all members of the Board of Directors attended at least seventy-five percent of the Board meetings and Committee Meetings.

     Audit Committee. The Board of Directors has established an audit committee (the “Audit Committee”), which consists of two or more directors who meet the independence requirements imposed by the New York Stock Exchange’s Audit Committee Policy. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants and the adequacy of the Company’s internal accounting controls, considers the range of audit and non-audit fees, and reviews the Company’s periodic reports to the Securities and Exchange Commission. The current members of the Audit Committee are Messrs. Budd and Hirsch and Ms. Whitmore. Ms. Whitmore has been appointed by the Board of Directors of the Company as the Audit Committee Financial Expert in accordance with the definition established by the SEC.

     Compensation Committee. The Board of Directors has established a compensation committee (the “Compensation Committee”), which consists of two directors who are non-employee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (an “Independent Director”) to determine compensation for the Company’s senior executive officers and to administer the Company’s 1997 Stock Option Plan and the 2003 Stock Option Plan. The current members of the Compensation Committee are Ms. Whitmore and Messrs. Budd and Hirsch. For the period ending December 31, 2003, the Compensation Committee made all decisions regarding executive compensation and administration of the 1997 Stock Option Plan and 2003 Stock Option Plan. See “Executive Compensation — Report of Compensation Committee.”

     Nominating Committee. The functions of the Nominating Committee have been performed by the whole Board of Directors in the past, including nominating the current directors for reelection at the 2004 Meeting. However, the Board established a separate Nominating Committee in March 2004 comprised entirely of independent directors. The Nominating Committee will be responsible for identifying qualified candidates for election to the Board of Directors by the Company’s shareholders starting in 2005. The Nominating Committee will adopt a charter which will set forth the primary responsibilities of the Nominating Committee and its procedures for effectively fulfilling those duties. However, at or before the Board meeting to be held the same day as the 2004 Meeting, the Board expects to adopt one or more resolutions formalizing its procedures for nominating directors.

     Commencing with the 2005 Meeting, the Board will consider nominees for directors recommended by shareholders, and such recommendations may be made to the Board no later than December 31, 2004 (subject to certain requirements set forth in the by-laws), by delivering a written notice to the Secretary at the Company’s principal executive office stating the name, address, telephone number and resume of the proposed candidate or candidates and their business and educational background along with a written statement by the shareholder as to why such person or persons should be considered for election to the Board of Directors.

     The Board will follow the same evaluation procedures whether a candidate is recommended by directors or shareholders. In identifying and evaluating nominees for director, the Board considers whether the candidate has the highest ethical standards and integrity and sufficient education, experience and skills necessary to understand and wisely act upon the complex issues that arise in managing a publicly-held company. To the extent the Board does not have enough information to evaluate a candidate, the Board may send a questionnaire to the candidate for completion in enough time for Board consideration.

     The members of the Nominating Committee are Messrs. Budd, Francis and Hirsch and Ms. Whitmore, each an independent director.

     Accounts and Acquisitions Committee. The Board of Directors has established a financial accounts and acquisitions committee (the “Accounts and Acquisitions Committee”) to approve routine financial transactions such as the opening of a bank account or the purchase, lease or disposition of assets with a value not exceeding $100,000. The members of the Accounts and Acquisitions Committee are Ms. Whitmore and Mr. Mead.

     The Board of Directors of the Company does not have any other committee.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTORS NOMINATED IN PROPOSAL 1.

PROPOSAL 2

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Appointment of BDO Seidman, LLP (“BDO”)

     The Board of Directors, upon recommendation of the Audit Committee, has appointed BDO as the Company’s independent public accountants for the year ending December 31, 2004. One or more representatives of BDO will be present at the 2004 Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions. This appointment is being submitted for ratification at the 2004 Annual Meeting. If the appointment is not ratified, the appointment will be reconsidered by the Board of Directors, although the Board of Directors will not be required to appoint different independent auditors for the Company. Reconsideration by the Board of Directors could result in a delay of the appointment of independent auditors due to the difficulty and expense of the selection process.

     In the absence of instructions to the contrary, votes will be cast FOR the ratification of BDO as the Company’s independent public accountants for the year ending December 31, 2004. A majority of the shares present and voting at the 2004 Meeting must be cast in favor of the ratification of BDO as the Company’s independent public accountants in order for the proposal to be adopted.

     Fees Paid to BDO for years ended December 31, 2002 and 2003

     The following table presents fees for professional services rendered by BDO for the audit of the Company’s consolidated financial statements, audit-related services, tax services and all other services in 2002 and 2003.

Fees	2002		2003
Audit Fees	$400,000		$400,004
Audit-Related Fees	$586,720	(a)	$449,355	(b)
Tax Fees	—		—
Other Fees	—		—

(a)	For assurance and related services in 2002 that were reasonably related to the performance of the audit and review of the Company’s financial statements that were not already reported under Audit Fees above. These fees consisted of $586,720 billed to the Company by BDO for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, including travel and out-of-pocket expenses related to that year.

(b)	For assurance and related services in 2003 that were reasonably related to the performance and review of the Company’s financial statements that were billed to the Company in 2003 by BDO and not already reported under Audit Fees above. These fees consisted of (i) aggregate fees of $250,000 billed to the Company by BDO for professional services rendered for the audit of the Company’s financial statements for the fiscal year ended December 31, 2000, including travel and out-of-pocket expenses related to that year (ii) an additional $100,000 billed by BDO during 2003 for the audit for the year ended December 31, 2001; (iii) $67,205 billed by BDO for services rendered to the Company with regard to a periodic review by the SEC of the Company’s annual report on Form 10-K for the year ended December 31, 2002; and (iv) $32,150 in fees incurred related to a review of the loan agreements with one of the Company’s senior lenders as it related to the audit for the year ended December 31, 2003.

     Audit Committee Pre-Approval Policies and Procedures

     The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2004 AS DESCRIBED IN PROPOSAL 2.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each person who was a director or executive officer of the Company as of December 31, 2003.

Name	Age	Position
Robert E. Mead	57	Chairman of the Board and Chief Executive Officer
Sharon K. Brayfield	43	President
Joe W. Conner	46	Chief Operating Officer
David T. O’Connor	61	Executive Vice President — Sales
Harry J. White, Jr.	49	Chief Financial Officer and Treasurer
Edward L. Lahart	39	Executive Vice President — Operations
Lelori (“Buzz”) Marconi	51	Executive Vice President — Marketing Operations
Darla Cordova	39	Vice President — Employee and Marketing Services
Herman Jay Hankamer	64	Vice President — Resort Development
Michael D. Jones	37	Vice President — Information Systems
Robert G. Levy	55	Vice President — Resort Operations
Anthony C. Luis	57	Vice President — Owner Based Marketing and Sales
Sandra G. Cearley	42	Secretary
J. Richard Budd, III	51	Director
James B. Francis, Jr.	55	Director
Herbert B. Hirsch	67	Director
Rebecca Janet Whitmore	49	Director

     Robert E. Mead founded the Company, has served as its Chairman of the Board since its inception, and has served as its Chief Executive Officer since May 1990. Mr. Mead began his career in hotel and motel management and also operated his own construction company. Mr. Mead has served as a Trustee member of the American Resort Developers Association (“ARDA”) and has over 23 years of experience in the timeshare industry, with special expertise in the areas of consumer finance, hospitality management and real estate development. Mr. Mead serves on the Accounts and Acquisitions Committee.

     Sharon K. Brayfield has served as the President of the Company since 1992 and manages all of the Company’s day to day activities. Ms. Brayfield began her career with an affiliated company in 1982 as the Public Relations Director of Ozark Mountain Resort. In 1989, she was promoted to Executive Vice President of Resort Operations for an affiliated company and in 1991 was named Chief Operations Officer of the Company.

     Joe W. Conner was the Chief Financial Officer of Silverleaf from 1997 to 1998. Mr. Conner rejoined Silverleaf in April 2003. From July 2001 to April 2003, Mr. Conner was the Chief Financial Officer of ACE Cash Express, the largest owner and franchiser of check cashing stores in the U.S. Prior to joining Silverleaf in 1997, Mr. Conner was the Chief Financial Officer of the Jacobsen Division of Textron, Inc. Mr. Conner is a certified public accountant.

     David T. O’Connor has over 25 years of experience in real estate and timeshare sales and has worked periodically with Mr. Mead over the past 19 years. Mr. O’Connor has served as the Company’s Executive Vice President — Sales since 1997 and as Vice President — Sales since 1991. In such capacities he directed all field sales, including the design and preparation of all training materials, incentive programs, and follow-up sales procedures.

     Harry J. White, Jr. joined the Company in June 1998 as Chief Financial Officer and subsequently been elected as Treasurer as well. He has responsibility for all accounting, financial reporting and taxation issues. From January 1995, Mr. White served as Vice President and Chief Financial Officer of Thousand Trails, Inc. Prior to that time he was a senior manager with Deloitte & Touche LLP. Mr. White is a certified public accountant.

     Edward L. Lahart has served as Executive Vice President — Operations since October 2002. Prior to that he served as Vice President – Corporate Operations since June 1998 and in various capacities in the Credit and Collections Department from 1989 to 1998.

     Lelori (“Buzz”) Marconi was elected as Executive Vice President — Marketing in October 2002. Prior to that, he served as Vice President — Marketing Operations since August 2001 and as Call Center Director from 1997 to August 2001. As of March 3, 2004, Mr. Marconi is no longer an executive officer of the Company.

     Darla Cordova, was elected as Vice President — Employee and Marketing Services in May 2001. Prior to that time, Ms. Cordova served as Controller – Sales and Marketing.

     Herman Jay Hankamer has served as Vice President — Resort Development since September 2002. Prior to that time, Mr. Hankamer was Director of Construction since July 1999.

     Michael D. Jones was elected Vice President — Information Services in May 1999. Prior to that time, Mr. Jones served in various positions with the Company, including Network Manager, Payroll Manager and Director of Information Services.

     Robert G. Levy was appointed Vice President — Resort Operations in March 1997 and administers the Company’s Management Agreement with the Silverleaf Club. Since 1990, Mr. Levy has held a variety of managerial positions with the Silverleaf Club including Project Manager, General Manager, Texas Regional Manager, and Director of Operations. Prior thereto, Mr. Levy spent 18 years in hotel, motel, and resort management, and was associated with the Sheraton, Ramada Inn, and Holiday Inn hotel chains.

     Anthony C. Luis was appointed Vice President — Owner Based Marketing and Sales in October 2002. Prior to that time, Mr. Luis served in various positions in the marketing department since 1998.

     Sandra G. Cearley has served as Secretary of the Company since its inception. Ms. Cearley maintains corporate minute books, oversees regulatory filings, and coordinates legal matters with the Company’s attorneys.

     J. Richard Budd, III was elected as a director of the Company in May 2002 following his nomination by an ad hoc committee of noteholders pursuant to the terms of the Exchange Offer. Since January 2001, Mr. Budd has been a partner in the restructuring advisory firm of Marotta Gund Budd & Dzera, LLC. From 1998 until 2001, Mr. Budd served as an independent advisor to troubled companies and to creditors of troubled companies. Mr. Budd serves on the Audit Committee and the Compensation Committee.

     James B. Francis, Jr. was elected as a Director of the Company in July 1997. From 1980 to 1996, Mr. Francis was a partner in the firm of Bright & Co., which managed various business investments, including the Dallas Cowboys Football Club. Since 1996, Mr. Francis has served as president of Francis Enterprises, Inc., a governmental and public affairs consulting company. Mr. Francis served on the Audit Committee until July 23, 2003, when his resignation from the Audit Committee was accepted by the Board of Directors.

     Herbert B. Hirsch was elected as a director of the Company in May 2002 under the terms of the Exchange Offer. From 1988 to January 2002, Mr. Hirsch served as Senior Vice President and Chief Financial Officer of Mego Financial Corp., a developer and operator of timeshare resort properties. Mr. Hirsch serves on the Audit Committee and the Compensation Committee.

     Rebecca Janet Whitmore was elected a director of the Company in May 2002 following her nomination by an ad hoc committee of noteholders pursuant to the terms of the Exchange Offer. Ms. Whitmore has provided consulting services to Divi Resorts, a resort and timeshare sales and marketing company in the Caribbean, since 2000. From 1976 to 2000, Ms. Whitmore was employed by Mobil Corporation in various engineering and financial positions, including Controller of Global Petrochemicals and Chief Financial Analyst. Ms. Whitmore also serves on the board of directors of Nanophase Technologies, Inc., a manufacturer and seller of high tech materials. Ms. Whitmore serves on the Audit Committee, the Compensation Committee and the Accounts and Acquisitions Committee. Ms. Whitmore is the sister of Bradford T. Whitmore, a principal of Grace and Grace Investments, a major shareholder of the Company. See footnote “n” to the table under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 5 above.

EXECUTIVE COMPENSATION

     Summary Compensation Table

     The following table sets forth the annual base salary and other annual compensation earned in 2001, 2002 and 2003 by the Company’s Chief Executive Officer and each of the other four most highly compensated executive officers whose cash compensation (salary and bonus) exceeded $100,000 (the “Named Executive Officers”).

		Annual Compensation ($)			Long-Term Compensation
				Other	# of Securities
Name and Principal				Annual	Underlying
Position	Year	Salary (a)	Bonus	Compensation (b)	Options/SARs (c)
Robert E. Mead,	2001	$500,000	—	—	—
Chief Executive Officer	2002	$500,000	—	—	—
	2003	$500,000	$72,600	—	—
Sharon K. Brayfield,	2001	$435,000	$6,525	—	—
President	2002	$435,000	—	—	—
	2003	$435,000	$34,673	—	368,269
David T. O’Connor,	2001	—	$40,940	$722,874	—
Executive Vice President -	2002	—	$23,351	$677,332	—
Sales	2003	—	$12,664	$741,871	368,269
Harry J. White, Jr.	2001	$225,000	—	—	—
Chief Financial Officer	2002	$250,000	$50,000	—	—
and Treasurer	2003	$262,051	—	—	368,269
Edward L. Lahart	2001	$100,000	$55,862	—	—
Executive Vice President -	2002	$143,959	$65,219	—	—
Operations	2003	$180,000	$58,537	—	368,269

(a)	The amounts shown are before elective contributions by the Named Executive Officers in the form of salary reductions under the Company’s Section 125 Flexible Benefit Plan. Such plan is available to all employees, including the Named Executive Officers.

(b)	Except as otherwise noted, these amounts represent additional compensation based on sales of Vacation Intervals and other sales related criteria. See “Executive Compensation — Employment and Noncompetition Agreements” for a discussion of other annual compensation.

(c)	Represents options granted in August 2003 pursuant to the Company’s 2003 Stock Option Plan that was approved by the shareholders of the Company at the 2003 Annual Meeting.

     Employment and Noncompetition Agreements

     Effective January 1, 2000, Mr. Mead entered into a three-year employment agreement with the Company which provides for an annual base salary of $500,000, a company vehicle, and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. The employment agreement expired on January 1, 2003, and Mr. Mead has continued to be employed under the same terms. The Compensation Committee of the Board of Directors and Mr. Mead are negotiating the terms of a new employment agreement with Mr. Mead for 2004.

     Effective April 15, 2002, Ms. Brayfield entered into a two-year employment agreement with the Company which provides for an annual base salary of $435,000, a company vehicle, and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. In July 2003, the employment agreement with Ms. Brayfield was extended to April 2006.

     Effective January 1, 2000, Mr. O’Connor entered into a three-year employment agreement with the Company which, as amended, provides for base compensation payable equal to five tenths percent (0.5%) of the Company’s net sales from outside sales and six tenths percent (0.6%) of the Company’s net sales from in-house sales, plus incentive bonuses based upon performance, a company vehicle, and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. The employment agreement expired on January 1, 2003, and Mr. O’Connor has continued to be employed under the same terms.

     Effective June 29, 1998, Mr. White entered into an employment agreement with the Company which provides for an annual base salary, currently $250,000, a company vehicle, and other fringe benefits such as health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. The agreement provides for severance pay equal to six months of Mr. White’s then current salary if his services are terminated at any time for a reason other than good cause.

     The agreements with Ms. Brayfield and Messrs. Mead and O’Connor also provide that for a period of two years following the termination of his or her services with the Company, he or she will not engage in or carry on, directly or indirectly, either for himself or herself or as a member of a partnership or other entity or as a stockholder, investor, officer or director of a corporation or as an employee, agent, associate or contractor of any person, partnership, corporation or other entity, any business in competition with the business of the Company or its affiliates in any county of any state of the United States in which the Company or its affiliates conduct such business or market the products of such business immediately prior to the effective date of termination. Each of the agreements also provides that such employees will not (i) influence any employee or independent contractor to terminate its relationship with the Company or (ii) disclose any confidential information of the Company at any time.

     Employee Benefit Plans

     1997 Stock Option Plan and 2003 Stock Option Plans

     The Company adopted the 1997 Stock Option Plan (the “1997 Plan”) in May 1997 to attract and retain directors, officers, and key employees of the Company. The 1997 Plan was amended by the Company’s shareholders at the 1998 Annual Meeting of Shareholders to increase the number of options which may be granted under the 1997 Plan to 1,600,000 and to modify the number of outside directors who, as members of the Compensation Committee, may administer the 1997 Plan. On December 16, 2003, the Shareholders of the Company approved the Silverleaf Resorts, Inc. 2003 Stock Option Plan (the “2003 Plan”). The 2003 Plan, which provides for the issuance of up to 2,209,614 shares of the Company’s common stock. The following is a summary of the provisions of the 1997 Plan and the 2003 Plan (collectively, the “Option Plans”). This summary does not purport to be a complete statement of the provisions of the Option Plans and is qualified in its entirety by the full text of the 1997 Plan and the 2003 Plan.

     The purpose of the Option Plans is to afford certain of the Company’s directors, officers and key employees and the directors, officers and key employees of any subsidiary corporation or parent corporation of the Company who are responsible for the continued growth of the Company, an opportunity to acquire a proprietary interest in the Company, and thus to create in such directors, officers and key employees an increased interest in and a greater concern for the welfare of the Company. The Company, by means of the Option Plans, seeks to retain the services of persons now holding key positions and to secure the services of persons capable of filling such positions. The Option Plans provide for the award to directors, officers, and key employees of nonqualified stock options and provides for the grant to salaried key employees of options intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company has filed a Registration Statement to register the shares issuable upon exercise of the options granted under the 1997 Plan and will file a registration statement to register the shares issuable upon exercise of the options granted under the 2003 Plan before any of the options become exercisable.

     Nonqualified stock options provide for the right to purchase common stock at a specified price which may be less than fair market value on the date of grant (but not less than par value). “Fair market value” per share shall be deemed to be the average of the high and low quotations at which the Company’s shares of common stock are sold on a national securities exchange, or if not sold on a national securities exchange, the closing bid and asked quotations in the over-the-counter market for the Company’s shares on such date. If no public market exists for the Company’s shares on any date on which the fair market value per share is to be determined, the Compensation Committee shall, in its sole discretion and best, good faith judgment, determine the fair market value of a share. Nonqualified stock options may be granted for any term and upon such conditions determined by the Compensation Committee.

     Incentive stock options are designed to comply with the provisions of the Code and are subject to restrictions contained therein, including exercise prices equal to at least 100% of fair market value of common stock on the grant date and a ten year restriction on their term; however, incentive stock options granted to any person owning more than 10% of the voting power of the stock of the Company shall have exercise prices equal to at least 110% of the fair market value of the common stock on the grant date and shall not be exercisable after five years from the date the option is granted. Except as otherwise provided under the Code, to the extent that the aggregate fair market value of Shares with respect to which Incentive Options are exercisable for the first time by an employee during any calendar year exceeds $100,000, such Incentive Options shall be treated as Non-Qualified Options.

     The Option Plans may either be administered by the Compensation Committee or the Board of Directors which selects the individuals to whom options are to be granted and determines the number of shares granted to each optionee. For the period ending

December 31, 2003, the Compensation Committee and the Board of Directors made all decisions concerning administration of the Option Plans. See “Executive Compensation — Report of Compensation Committee.”

     An optionee may exercise all or any portion of an option that is exercisable by providing written notice of such exercise to the Corporate Secretary of the Company at the principal business office of the Company, specifying the number of shares to be purchased and specifying a business day not more than fifteen days from the date such notice is given, for the payment of the purchase price in cash or by certified check. Options are not transferable by the optionee other than by will or the laws of descent and distribution, and an option may be exercised only by the optionee.

     The following are the federal tax rules generally applicable to options granted under the Option Plans. The grant of a stock option will not be a taxable event for the participant nor a tax deduction for the Company. The participant will have no taxable income upon exercising an incentive stock option within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (except that the alternative minimum tax may apply). Upon exercising a stock option that is not an incentive option, the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the exercise date and the Company receives a tax deduction equal to the amount of ordinary income recognized by the participant. The tax treatment upon disposition of shares of the Company’s Common Stock acquired under the Option Plans through the exercise of a stock option will depend on how long such shares have been held, and on whether or not such shares were acquired by exercising an incentive stock option.

     An option shall terminate upon termination of the directorship, office or employment of an optionee with the Company or its subsidiary, except that if an optionee dies while serving as a director or officer or while in the employ of the Company or one of its subsidiaries, the optionee’s estate may exercise the unexercised portion of the option. If the directorship, office or employment of an optionee is terminated by reason of the optionee’s retirement, disability, or dismissal other than “for cause” while such optionee is entitled to exercise all or any portion of an option, the optionee shall have the right to exercise the option, to the extent not theretofore exercised, at any time up to and including (i) three months after the date of such termination of directorship, office or employment in the case of termination by reason of retirement or dismissal other than for cause and (ii) one year after the date of termination of directorship, office, or employment in the case of termination by reason of disability. If an optionee voluntarily terminates his directorship, office or employment, or is discharged for cause, any option granted shall, unless otherwise specified by the Compensation Committee pursuant to the terms and condition of the grant of the option, forthwith terminate with respect to any unexercised portion thereof. All terminated options shall be returned to the Option Plans and shall be available for future grants to other optionees.

     The 1997 Plan will terminate on May 15, 2007 (the “Termination Date”), the tenth anniversary of the day the 1997 Plan was adopted by the Board of Directors of the Company and approved by its shareholders. The 2003 Plan will terminate on December 16, 2013. Any options granted prior to the Termination Date and which remain unexercised may extend beyond that date in accordance with the terms of the grant thereof.

     Under the Options Plans, the Board of Directors of the Company reserves the right to exercise the powers and functions of the Compensation Committee. Also, the Board of Directors reserves the right to amend the Option Plans at any time; however, the Board of Directors may not, without the approval of the shareholders of the Company (i) increase the total number of shares reserved for options under the Option Plans (other than for certain changes in the capital structure of the Company), (ii) reduce the required exercise price of any incentive stock options, or (iii) modify the provisions of the Option Plans regarding eligibility. Additionally, certain of the Company’s debt obligations prohibit amending the Option Plans to increase the total number of shares reserved for options under the Option Plans.

     Option Grants during Year ended December 31, 2003

     No options were granted under the 1997 Plan during the year ended December 31, 2003 to any of the Named Executive Officers. Options were granted under the 2003 Plan during 2003 as set forth in the table below.

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of
	Number of	Percent of Total			Share Price Appreciation
	Securities Underlying Options	Options Granted To Employees in	Exercise or Price Base	Expiration	(in thousands of dollars) (b)
Name	Granted(a)	Fiscal Year	Per Share	Date	5%	10%
Robert E. Mead	—	—	—	—	—	—
Sharon K. Brayfield	368,269	15.50%	$.315	8-4-2014	$60,065	$95,644
David T. O’Connor	368,269	15.50%	$.315	8-4-2014	$60,065	$95,644
Harry J. White, Jr.	368,269	15.50%	$.315	8-4-2014	$60,065	$95,644
Edward L. Lahart	368,269	15.50%	$.315	8-4-2014	$60,065	$95,644

(a)	These options will vest in three equal increments on the first, second and third anniversaries of the date of the grant.

(b)	The potential realizable value (in thousands of dollars) is reported net of the option price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5% and 10% only from the date of grant to the expiration date of the option. The rates of appreciation shown in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Common Stock.

Options Exercises and Year-End Value Table.

     No options were exercised during 2003 by any of the Named Executive Officers.

			Number of Unexercised		Value of Unexercised in-the-
			Options/SARs at		Money Options/SARs at Fiscal
	Shares		Fiscal Year-End(#)(a)		Year-End($)(a)
	Acquired on
	Exercise	Value
Name	(#)	Realized($)	Exercisable	Unexercisable	Exercisable (b)	Unexercisable
Robert E. Mead	—	—	—	—	—	—
Sharon K. Brayfield	—	—	165,000	373,269	—	$101,642
David T. O’Connor	—	—	350,000	368,269	—	$101,642
Harry J. White, Jr.	—	—	67,500	368,269	—	$101,642
Edward L. Lahart	—	—	37,500	370,769	—	$101,642

(a)	The value of the Unexercised in-the-Money Options/SARS at Fiscal Year-End was determined by the Black-Sholes option pricing model.

(b)	No options that were exercisable at year end were “in-the-money.”

     Section 162(m) Limitation. In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” established by an independent compensation committee which is adequately disclosed to, and approved by, the shareholders.

     Discretionary Performance Awards. Performance awards, including bonuses, may be granted by the Compensation Committee on an individual or group basis. Generally, these awards will be based upon specific agreements or performance criteria and will be paid in cash.

     401(k) Plan. Effective January 1, 1999, the Company established the Silverleaf Resorts, Inc. 401(k) Plan (the “401(k) Plan”), a qualified defined contribution retirement plan covering employees 21 years of age or older who have completed at least six months of service. The 401(k) Plan allows eligible employees to defer receipt of up to 15% of their compensation and contribute such amounts to various investment funds. The employee contributions vest immediately. Other than normal costs of administration, the Company has no obligation to make any payments under the 401(k) Plan.

     Report on Executive Compensation

     Compensation Committee Interlocks and Insider Participation

     There are no “interlocks” (as defined by the rules of the Commission) with respect to any members of the Compensation Committee. The Compensation Committee consists of three members, Ms. Whitmore, who chairs the committee, and Messrs. Budd and Hirsch. Each is a non-employee, independent director. For the period ending December 31, 2003, all decisions concerning executive compensation and administration of the Company’s Option Plans were made by the Compensation Committee. Additionally, the Committee also reviews and makes recommendations to the Board of Directors for the approval of all material employee benefit plans, benefit and compensation structures for directors, and oversees the criteria for performance based compensation. In acting upon these matters, the Committee considers, among other information, recommendations from the Chief Executive Officer and the President of the Company. The Board of Directors has final approval authority over all matters considered by the Compensation Committee other than the administration of and the issuance of stock option grants under the Company’s Option Plans.

     Report of Compensation Committee

     Incorporation by Reference. The report of the Compensation Committee shall not be deemed incorporated by reference by a general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     General Compensation Policies

     The Company’s compensation program for executive officers is designed to attract, motivate, and retain qualified individuals having the skills, experience, and leadership necessary to manage the Company’s present and future business in a manner consistent with the interests of the shareholders. Accordingly, the Company strives to provide compensation opportunities, including current compensation and short and long-term incentive awards, that are externally competitive and internally equitable. In order to attract executives having the skills necessary to build and manage a large business organization, the Company attempts to establish compensation opportunities at levels that are competitive with companies in the Company’s industry and in related industries with whom the Company believes it must compete for executive talent. The Company strives to establish short and long-term compensation opportunities that create compatibility between the interests of the Company’s executives and the interests of the Company’s shareholders. The growth of the Company’s executive compensation levels is also limited by its loan agreements with its senior lenders. Pursuant to those agreements, the Company may not increase the aggregate salary paid to certain members of its senior management by more than 25% each year.

     Executive Compensation Components

     The Company’s compensation program for its executive officers consists of three principal components: (i) a base annual salary; (ii) a performance-based annual cash bonus; and (iii) stock options. The Company believes that the cash bonus and stock option components of the Company’s executive compensation provide short and long-term incentives that align the interests of the Company’s executive officers with the interests of its shareholders.

     The Committee strives to set base salaries and bonus compensation at levels necessary to attract and retain executive officers with skill and experience needed by the Company in light of its current and anticipated business activities. For the most recent fiscal year, the base salary and maximum cash bonus opportunity for certain of the Company’s executive officers (including certain of the Named Executive Officers) were documented in an employment agreement that was negotiated with that executive. See “Executive Officers – Employment Agreements.”

     Factors considered during 2003 in setting compensation were primarily subjective, such as the perceptions of the individual’s performance, any planned change in functional responsibility, and other factors which evidenced contributions to the Company’s long-term sales growth and profit objectives. A comparison with an identified industry peer group was not considered in setting executive officer compensation.

     Ms. Brayfield’s employment agreement was amended during 2003 to extend the term of her employment with the Company until April 2006. Pursuant to the agreement, Ms. Brayfield was paid an annual base salary of $435,000. The agreement does not require the Company to pay any incentive-based compensation, but provides the Board of Directors the discretion to determine whether or not to pay a bonus or similar compensation.

     During 2003, Mr. O’Connor received no base salary but was compensated solely upon incentive-based formulas related to the Company’s sales revenues. Mr. O’Connor received compensation equal to 0.6% of sales generated through the Company’s internal sales efforts and 0.5% of the Company’s net sales generated by the Company’s outside sales force. Mr. O’Connor’s compensation is based upon a three year employment agreement which expired on January 1, 2003; however, the Company has continued to compensate Mr. O’Connor pursuant to the terms of that agreement.

     Because there were no formal compensation policies for laterally hired executives in place during 2003, the Compensation Committee determined the compensation levels of newly hired executive officers based generally on their qualifications and prior experience and their perceived value to the Company.

     In addition to the incentive compensation formulas used to remunerate certain key executive officers, all executive officers are eligible for consideration for discretionary bonuses. These bonuses are optional and based solely on performance of the individual and his or her contribution towards achieving corporate objectives.

     The Company established the Option Plans to enable executive officers, other key employees, Independent Directors and others to participate in the ownership of the Company. The Option Plans were designed to attract, maintain, and provide incentives to participants. As of February 29, 2004, options for 1,512,834 shares were outstanding under the 1997 Plan and 16,666 options had been exercised by one employee. Options for 2,175,479 shares were outstanding under the 2003 Plan. These options were granted to individuals based primarily upon the desirability of providing additional incentives to work to increase share value and the potential for the individuals’ contributions to affect the Company’s performance.

     A final component of total compensation for executive officers is Company benefits and perquisites generally consisting of the furnishing of company vehicles for certain of the Named Executive Officers and customary group life and health benefits. During 2003 Ms. Brayfield and Messrs O’Connor and White were furnished company vehicles for all or a portion of the year.

     Compensation of the CEO during 2003. Mr. Mead’s base salary of $500,000 per year was not modified in 2003. This amount was established in May 1997 and has never been raised. On December 16, 2003, the Compensation Committee approved the transfer of certain land adjacent to the Company’s Holly Lake Resort to Mr. Mead as a 2003 bonus in recognition of the services he rendered to the Company during 2003 in connection with the Company’s efforts to obtain amendments to its loan agreements with its senior lenders. Mr. Mead already held a long term hunting lease from the Company involving a portion of the land. The Compensation Committee determined the land to have a market value of $72,600, based upon an independent appraisal obtained from an independent appraisal firm. The actual transfer of the property was concluded in 2004. See “Certain Relationships and Related Transactions” for additional information.

     During 2003, the Company’s total sales decreased only marginally from 2002 to 2003. During the first quarter 2003 the Company increased the provision for uncollectible notes by $28.7 million. Even though this increase was offset by one-time gains on the sale of notes receivable and the early extinguishment of debt during 2003, the Company’s net income decreased from a net income of approximately $22.8 million in 2002 to a net loss of approximately $13.9 million in 2003. However, the Compensation Committee recognized the efforts made by Mr. Mead in improving the overall long-term financial condition of the Company that were achieved when the Company’s senior lenders agreed in December 2003 to extend the terms of the loan facilities and determined that the bonus of the real property to Mr. Mead would be appropriate in light of the services provided to the Company by Mr. Mead in these negotiations. Under the terms of Mr. Mead’s employment, he is entitled to certain other fringe benefits which may be determined by the Board of Directors.

     Section 162(m) of the Internal Revenue Code generally limits the corporate income tax deduction for compensation paid to the Named Executive Officers that is in excess of $1 million unless such compensation is “performance based compensation” or qualifies under other exceptions. The compensation earned by the Named Executive Officers was not exempt from the Section 162(m) limitation. The Committee may from time to time authorize other awards that will give rise to a loss of deduction under Section 162(m) should it determine that the payment of such compensation is in the best interests of the Company.

By the Compensation Committee,

Rebecca Janet Whitmore, Chairman
J. Richard Budd, III
Herbert B. Hirsch

STOCK PERFORMANCE GRAPH

     The Stock Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and it shall not otherwise be deemed filed under such Acts.

     Set forth below is a line graph comparing the total cumulative return of the Company’s Common Stock since December 31, 1998 to (a) the S&P 500 Index, a broad equity market index and (b) the Russell 2000 Index, an index that measures the performance of stocks with small to medium-small market capitalization. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Common Stock.

     The Company has chosen the Russell 2000 Index as an index of issuers with similar market capitalization because the Company does not believe it can reasonably identify a peer group or applicable published industry or line-of-business index. Only a few other publicly held companies engage in the Company’s line of business — the sale of vacation ownership intervals. Prominent among this limited group are The Walt Disney Company, Hilton Hotels Corporation and Marriott International Inc. which are (i) diversified, with far less than 50% of their respective revenues attributable to vacation ownership interval sales, and (ii) substantially larger than the Company in terms of revenue, assets and market capitalization. There are a few other public companies engaged principally in the Company’s line of business. The Company, therefore, concluded that there was not a sufficient body of reliable market data for the Company to use as a comparison peer group. Because of the foregoing factors, the Company elected to compare the performance of its stock to the S&P 500 Index and the Russell 2000 Index. The Company has used these indices in this comparison since 1998.

     The graph assumes $100 was invested on December 31, 1998 in stock of the Company, the S&P 500 and the Russell 2000 and assumes dividends are reinvested.

     Comparison of Annual Cumulative Total Return of Company Common Stock with the S&P 500 Index and the Russell 2000 Index.

Measurement Period	Silverleaf		Russell
(Fiscal Year Covered)	Resorts Inc.	S&P 500	2000
12/31/98	100.00	100.00	100.00
12/31/99	76.51	121.04	121.26
12/31/00	26.95	110.02	117.59
12/31/01	0.70	96.95	120.52
12/31/02	3.28	75.52	95.38
12/31/03	8.59	97.18	141.11

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company holds ownership interests and other rights in several tracts of flood plain land which are unsuitable for residential or commercial development. These tracts are adjacent to the Company’s Holly Lake Ranch resort in Texas. In 1997, the Company entered into a ten-year hunting lease with Mr. Mead, who is a principal shareholder, officer and director of the Company. The hunting lease granted Mr. Mead the exclusive right to use for hunting purposes certain parts of the flood plain for an annual payment equal to the property taxes attributable to the land. These property taxes were approximately $7,700 for the year ended December 31, 2003. The lease also provides for up to four additional ten-year extensions of its term. The flood plain land is also partially encumbered by recreational use agreements in favor of certain surrounding homeowners and agreements with an unrelated third party governmental entity, the Sabine River Authority (“SRA”). The Company does not possess any of the mineral rights associated with this land. As a 2003 bonus to Mr. Mead, the Compensation Committee approved assigning to him the approximately 449 acres of this flood plain land actually owned by the Company. The Company also agreed to quitclaim to Mr. Mead all of its rights, including reversionary rights from the SRA, in two other flood plain tracts of approximately 619 and 466 acres each, which are owned by the SRA but currently held by the Company and a homeowner’s association under a long term ground lease. If the SRA ever abandons its plans to create a reservoir involving these two tracts or fails to pay a prior owner for the tracts by December 31, 2009, title to these tracts will revert to Mr. Mead as a result of the Company’s quitclaim to him. The Compensation Committee determined that the aggregate market value at December 31, 2003 of the Company’s ownership interests and other rights in these three tracts of flood plain land was $72,600. This determination of market value was based upon an independent appraisal from an independent appraisal firm retained by the Compensation Committee. The Company’s basis in these three tracts of flood plain land was zero, and it had an offsetting gain of $72,600 in adjusting it to fair value at December 31, 2003.

     In July 2003, the Company retained the services of Francis Enterprises, Inc., a government affairs consulting firm owned by Mr. Francis, to advise the Company with respect to certain regulatory actions taken by the Federal Trade Commission and the Federal Communications Commission in implementing the national do-not-call list. The Company paid Mr. Francis’ firm $50,000 during 2003 for such services.

     The William H. Francis Trust (the “Trust”), a trust for which Mr. Francis serves as trustee, is entitled to a 10% net profits interest from sales of certain land in Mississippi. The net profits interest was granted to the Trust pursuant to a Net Profits Agreement dated July 20, 1995 between the Trust and a subsidiary of the Company which was dissolved after its assets and liabilities, including the Net Profits Agreement, were acquired by the Company. Originally, the Trust’s net profits interest related to a total of 45 acres in Mississippi held for investment purposes by the former subsidiary of the Company. Pursuant to the Net Profits Agreement, Mr. Francis agreed to provide governmental and public affairs consulting services to the Company during 1995 and 1996. The Net Profits Agreement provides that upon a sale of the 45 acre tract in one or more parcels, 10% of the net profits would be paid to the Trust. From time to time during the period between July 1995 and December 2002, the Company has gradually sold off much of the 45 acre tract in parcels. During 2001, the Company sold parcels of this tract equaling approximately three acres in the aggregate and accrued a liability to the Trust. The Company paid the Trust $10,614 during 2003. At December 31, 2003, the Company still owned approximately 11 remaining acres of this tract in Mississippi that is subject to this net profits interest in favor of the Trust.

     For information concerning employment agreements with certain officers see “Employment and Noncompetition Agreements.”

AUDIT COMMITTEE REPORT

     Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the information contained in this Audit Committee Report, the Audit Committee Charter, reference to the independence of the Audit Committee members and the Stock Performance Graph contained herein are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

     Since May 1999, the Audit Committee has operated under the terms of a written Charter (the “Charter”). The Audit Committee revised the Charter on December 16, 2003 to, among other things, incorporate certain enhanced corporate governance concepts addressed by the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder. A copy of the revised Charter is attached hereto as “Annex A.” The Charter provides that the Audit Committee will be composed of independent members who have sufficient training and expertise in financial reporting and management to ensure that the Company implements sound accounting policies and procedures. The Charter also promotes the free exchange of information among the Board, the Company’s external independent auditor and its internal auditor. Members of the Audit Committee must have a working familiarity with basic finance and accounting practices, a background in accounting or a related financial expertise in finance or accounting, or any other comparable experience or background which results in the member’s financial sophistication and ability to fulfill financial oversight responsibilities.

     The Audit Committee is composed solely of independent directors. Mr. Budd and Ms. Whitmore were elected in May 2002 to serve on the Audit Committee along with Mr. Francis who has served on the Committee from his election to the Board of Directors in June 1997 until his resignation from the Audit Committee in July 2003. Mr. Hirsch, the fourth independent member of the Board of Directors, was appointed to the Audit Committee by the Board of Directors in January 2003.

     As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management, and the independent auditors, the Company’s audited consolidated financial statements for the year ended December 31, 2003;

•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•	Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors their independence from the Company.

     Based upon the Audit Committee’s discussions with management and BDO, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee also recommended in January 2003 that the Company appoint BDO as the Company’s independent auditors for the year ending December 31, 2000. BDO’s audit of the Company’s financial statements for the year ended December 31, 2000 was deemed necessary because Deloitte & Touche, LLC, the Company’s prior auditors, had previously disclaimed an opinion on the financial statements of the Company for the year ended December 31, 2000 due to uncertainties described in Deloitte’s independent auditors report dated March 12, 2002. In addition, the Audit Committee has recommended that the Board of Directors appoint BDO as the Company’s independent auditors for the year ending December 31, 2004, subject to the ratification of this appointment by the shareholders of the Company.

By the Audit Committee,

J. Richard Budd, III, Chairman Herbert B. Hirsch Rebecca Janet Whitmore

OTHER MATTERS AT MEETING

     The Board of Directors does not know of any matters to be presented at the 2004 Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the 2004 Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

     Any shareholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the shareholders at the 2004 Annual Meeting of Shareholders. Any such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Silverleaf Resorts, Inc., 1221 River Bend Drive, Suite 120, Dallas, Texas 75247 and must be received no later than December 31, 2004. Shareholder proposals received after that date will not be considered timely and will not be submitted for consideration at the 2005 Annual Meeting of Shareholders. The chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

INFORMATION INCORPORATED BY REFERENCE

     The financial information reflected therein for the year ended December 31, 2003, and the related notes thereto beginning on page F-1 of the Annual Report, as well as the sections of the Annual Report entitled “Selected Financial Information,” “Management’s Discussion and Analysis and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” beginning on pages 41, 43, and 54 of the Annual Report, respectively, are incorporated in their entirety into this proxy statement by this reference.

By Order of the Board of Directors,

SANDRA G. CEARLEY
Secretary

Dallas, Texas
April 7, 2004

ANNEX A

SILVERLEAF RESORTS, INC.

AUDIT COMMITTEE CHARTER

     This Audit Committee Charter (“Charter”) sets forth the purpose and membership requirements of the Audit Committee (“Committee”) of the Board of Directors (the Board) of Silverleaf Resorts, Inc. (“Company”) and establishes the authority and responsibilities delegated to it by the Board.

1.	Purpose.

     The purpose of the Committee is to oversee:

•	The integrity of the Company’s financial statements and disclosures,

•	The Company’s compliance with legal and regulatory requirements,

•	The qualifications, independence and performance of the Company’s independent auditing firm (the “Independent Auditor”),

•	The performance of the Company’s internal audit function,

•	The Company’s internal control systems, and

•	The Company’s procedures for monitoring compliance with its Code of Ethics for Chief Executive Officer and Senior Financial Executives (“Code of Ethics”).

2.	Committee Members.

     2.1. Composition and Appointment.

     The Committee shall consist of three (3) or more members of the Board. The members and Chairman of the Committee shall be appointed by the Board. The Board shall fill vacancies on the Committee and may remove a Committee member from the membership of the Committee at any time without cause. Unless members resign or are removed, they shall serve until their successors are appointed by the Board.

     2.2. Qualifications.

     Each member of the Committee shall be independent. To be “independent,” a director may not have a relationship with the Company or its management or a private interest in the Company that in any way may interfere with the exercise of such Director’s independence from the Company and its management. In addition, each member of the Committee must meet the independence requirements of applicable federal laws, including the Sarbanes-Oxley Act of 2002, (the “Act”), securities laws, including the rules and regulations of the SEC as such requirements are interpreted by the Board in its business judgment.

     2.3. Financial Literacy and Expertise.

     Each member of the Committee shall, in the Board’s judgment, be financially literate or must become financially literate within a reasonable period of time after such member’s appointment to the Committee. At least one member of the Committee shall, in the Board’s judgment, have accounting or related financial management expertise. In addition, in connection with the preparation of any reports regarding the financial experience of the members of the Committee to be included in the Company’s periodic public reports, the Board shall determine with respect to each member of the Committee whether or not, in the Board’s judgment, such member is an “audit committee financial expert,” as such term is defined by the SEC. As expressly provided by SEC rules, the Board’s designation of an “audit committee financial expert” will not be deemed an expert for any other purpose including Section 11 of the Securities and Exchange Act of 1933 and that designation shall not impose any additional duties, obligations or liability on such designee nor affect the duties, obligations of liability of any other member of the Committee.

     2.4. Simultaneous Service on Other Audit Committees.

     If a member of the Committee serves on the audit committee (or, in the absence of an audit committee, the board committee performing equivalent functions, or, in the absence of such committee, the board of directors) of more than four (4) public companies in addition to the Company, the Board must affirmatively determine that such simultaneous service on multiple audit committees will not impair the ability of such member to serve on the Committee. The basis for the Board’s determination shall be disclosed in the Company’s proxy statement prepared in connection with its annual meeting of stockholders.

     2.5. Compensation.

     The members of the Committee shall not receive any direct or indirect compensation from the Company, other than director’s fees and related expenses. Members of the Committee shall, at the discretion of the Board, be entitled to receive fees and related expenses for service on the Committee or for service as Chairman of the Committee in addition to the normal fees paid to all directors.

3.	Authority.

     3.1. Continuing Education.

     To help ensure that the members of the Committee have the proper knowledge to perform their responsibilities, Committee members shall have the authority, at the Company’s expense, to attend outside educational programs, retain outside professionals to conduct educational programs and undertake other appropriate steps to keep current with developments in accounting, disclosure, risk management, internal controls, auditing and other matters that are relevant to the carrying out of the Committee’s responsibilities.

     3.2. Advisors.

     The Committee shall have the authority (i) to retain, at the Company’s expense, accounting, legal, financial and other advisors (Advisors) it deems necessary to fulfill its responsibilities, and (ii) determine the compensation of such Advisors.

     3.3.Investigations.

     The Committee shall have the authority to conduct investigations that it deems necessary to fulfill its responsibilities.

     3.4. Information.

     The Committee shall have the authority to require any officer, director or employee of the Company, the Company’s outside legal counsel and the Independent Auditor to meet with the Committee and any of its advisors and to respond to their inquiries. The Committee shall have full access to the books, records and facilities of the Company in carrying out its responsibilities.

     3.5. Funding.

     The Committee shall have the authority to determine, on behalf of the Company, the compensation of (i) the Independent Auditor for its services in rendering an audit report, and (ii) any Advisors employed by the Committee pursuant to Section 3.2.

     3.6. Subcommittees.

     The Committee shall have the authority to delegate authority and responsibilities to subcommittees provided that no subcommittee shall consist of less than two members.

4.	Meetings.

     4.1. Periodic Meetings.

     The Committee shall meet at least once each fiscal quarter of the Company in connection with (i) its review of the Company’s earnings releases, financial statements and the disclosures that are to be included in its Form 10-Q and Form 10-K filings with the SEC, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and (ii) its preparation of the Committee’s report to be included in the Company’s proxy statement in connection with the Company’s annual meeting of stockholders. The Chairman may call a special meeting at any time as he or she deems advisable.

     4.2. Executive Sessions.

     The Committee shall maintain free and open communication with (i) the Company’s chief executive officer (CEO), (ii) the Company’s chief financial officer (CFO), (iii) the Company’s internal auditor (Internal Auditor), (iv) the Independent Auditor, and (v) the Company’s outside legal counsel and shall periodically meet, in its sole discretion, in separate executive (private) sessions with each such person to discuss any matters that the Committee or any of them believes should be discussed privately with the Committee.

     4.3. Minutes.

     Minutes of each meeting of the Committee shall be kept to document the discharge by the Committee of its responsibilities.

     4.4. Quorum.

     A quorum shall consist of a majority of the Committee’s members. The act of a majority of the Committee members present at a meeting at which a quorum is present shall be the act of the Committee.

     4.5. Agenda.

     Any Committee member may request that an item be placed on the agenda for a scheduled meeting or that additional pre-meeting material be furnished the Committee.

     4.6. Presiding Officer.

     The Chairman of the Committee shall preside at all Committee meetings. If the Chairman is absent at a meeting, a majority of the Committee members present at a meeting may appoint a different presiding officer for that meeting.

5.	General Oversight.

     The Committee’s responsibilities shall include review of (i) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (ii) any analyses prepared by management or the Independent Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any analyses of the effects of alternative generally accepted accounting principles (GAAP) methods on the presentation of the Company’s financial statements, (iii) the effect of regulatory and accounting industry initiatives, as well as off-balance sheet structures, on the Company’s financial statements, and (iv) press releases that contain information with respect to the historical or projected financial performance of the Company (with particular attention on the use of pro forma, or adjusted non-GAAP, information).

6.	Independent Auditor Oversight.

     6.1. Selection and Evaluation.

     The Committee shall have the sole responsibility and authority for the appointment (subject to stockholder ratification), retention, oversight, termination and replacement of the Independent Auditor and for the approval of all audit and engagement fees. The Committee shall annually, following the completion of the audit reports and at such other times as it deems appropriate, evaluate the performance of the Independent Auditor, including a specific evaluation of the Independent Auditor’s lead (or coordinating) and concurring audit partners having responsibility for the Company’s audit.

     6.2. Pre-Approval of Independent Auditor Services.

6.2.1.	Committee Pre-Approval. No audit services or non-audit services shall be performed by the Independent Auditor for the Company unless first pre-approved by the Committee and unless permitted by applicable federal securities laws and the rules and regulations of the SEC. If the Committee approves an audit service within the scope of the engagement of the Independent Auditor, such audit service shall be deemed to have been pre-approved for purposes of this Section.

6.2.2.	Delegation of Pre-Approval Authority. The Committee may delegate to one (1) or more members of the Committee the authority to grant pre-approval of non-audit services required by this Section. The decision of any member to whom such authority is delegated to pre-approve non-audit services shall be reported to the full Committee at its next scheduled meeting.

     6.3. Independence.

     The Committee shall at least annually meet with the Independent Auditor to assess and satisfy itself that the Independent Auditor is “independent” in accordance with the rules and regulations of the SEC. The Committee shall annually obtain from the Independent Auditor a written statement delineating (i) all relationships between the Independent Auditor and the Company that may impact the Independent Auditor’s objectivity and independence, (ii) confirmation that the Company’s CEO, CFO, Internal Auditor, or any person serving in an equivalent position to any of the foregoing for the Company, was not employed by the Independent Auditor and participated in any capacity in the audit of the Company during the one (1) year period preceding the date of the initiation of the audit for which the Independent Auditor is engaged, and (iii) all the disclosures required by Independence Standards Board Standard No. 1 or any other applicable requirements including those of the PCAOB.

     6.4. Quality Control.

     The Committee shall annually obtain from the Independent Auditor a written report describing (i) the Independent Auditor’s internal quality-control procedures, and (ii) any material issues raised by (a) the Independent Auditor’s most recent internal quality-control review, or peer review or (b) any inquiry or investigation by governmental or professional authorities, in each case, within the preceding five years, respecting one or more independent audits carried out by the Independent Auditor, and any steps taken to deal with any such issues.

     6.5. Audit Partner Rotation.

     The Committee shall annually obtain from the Independent Auditor a written statement disclosing the names of all members of the audit engagement team constituting “audit partners,” including those designated as the “lead” and “concurring” audit partners as such terms are defined by the rules and regulations of the SEC. The statement shall confirm to the Committee that the “lead”, “concurring” and each of the “audit partners” is eligible under all applicable partner rotation rules and regulations (including effective date and transition provisions) to provide audit services to the Company during the audit period.

     6.6. Review of Independent Auditor Reports.

     The Committee shall review with management, the Internal Auditor and the Independent Auditor all reports required to be made by the Independent Auditor under applicable federal securities laws and the rules and regulations of the SEC regarding (i) all critical accounting policies and practices used by the Company, (ii) all alternative treatments of the Company’s financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the Independent Auditor, (iii) all other material written communications between the Independent Auditor and management, such as any management letter or schedule of unadjusted differences, and (iv) management’s assessment of the Company’s internal controls.

     6.7. Internal Control Assessment.

     The Committee shall, effective no later than the Company’s fiscal year beginning January 1, 2005, annually obtain from the Independent Auditor a written report in which the Independent Auditor attests to and reports on the assessment of the Company’s internal controls made by the Company’s management.

     6.8. Non-Audit Services.

     The Committee shall review with management and decide whether to approve the retention of the Independent Auditor for any non-auditing services proposed to be rendered to the Company, including assessing their compatibility with maintaining the Independent Auditor’s independence. No non-audit services may be provided to the Company by the Independent Auditor unless approved in advance by the Committee under Section 6.2 above. The Independent Auditor shall not provide to the Company, and the Committee shall not have the authority to approve the provision to the Company by the Independent Auditor of, those services described in Section 201 of the Act or any other service that the PCAOB established under the Act determines, by regulation may not be provided to the Company by the Independent Auditor.

     6.9. Accountability.

     The Independent Auditor shall report directly to the Committee and shall be ultimately accountable to the Committee. The Committee shall obtain an annual written statement from the Independent Auditor confirming its direct accountability to the Committee.

     6.10. Audit Assessment.

     The Committee shall review with management, the Internal Auditor and the Independent Auditor any problems or difficulties encountered in connection with the audit process, including any restrictions on the scope of the Independent Auditor’s activities or on access to requested information, any accounting adjustments that were noted or proposed by the Independent Auditor but that were passed (as immaterial or otherwise), any communications between the Independent Auditor’s team assigned to the Company’s audit and the Independent Auditor’s national office respecting auditing or accounting issues presented by the Company’s audit, and any “management” or “internal control” letter issued, or proposed to be issued, by the Independent Auditor to the Company.

     6.11. Required Communications.

     The Committee shall discuss with the Independent Auditor the matters required to be discussed under Statement on Auditing Standards No. 61 or any applicable requirements including those of the PCAOB.

     6.12. Disagreements.

     The Committee shall periodically inquire of management and the Independent Auditor as to any disagreements that may have occurred between them relating to the Company’s financial statements or disclosures. The Committee shall have sole responsibility for the resolution of any disagreements between management and the Independent Auditor regarding financial reporting.

7.	Internal Auditing Oversight.

     7.1. Internal Auditing Function.

     The Committee shall annually evaluate the performance of those individuals charged with the Company’s internal auditing function with management and the Independent Auditor.

     7.2. Internal Audit Process.

     The Committee shall meet periodically with the Internal Auditor, the Independent Auditor and management to review (i) plans for the internal audit program (including scope, responsibilities, budget and staffing) for the coming year, (ii) the coordination of such plans with the work of the Independent Auditor, and (iii) the progress and results of the internal auditing process.

     7.3. Internal Audit Reports.

     The Committee shall meet periodically with the Internal Auditor to review any significant reports to management prepared by the internal auditing staff. The Internal Auditor shall provide a copy of all significant internal audit reports to the Committee each quarter.

8.	Financial Statements And Disclosure Oversight.

     8.1. SEC Filings and Earnings Releases and Guidance.

     Prior to the filing by the Company with the SEC of any annual report on Form 10-K or any quarterly report on Form 10-Q, the Committee shall review with management and the Independent Auditor the financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Committee shall periodically review with management and the Independent Auditor the Company’s procedures (including types of information to be disclosed and the type of presentation to be made) with respect to press releases and with respect to financial information and earnings guidance provided to financial analysts and rating agencies.

     8.2. Accounting Changes.

     The Committee shall, before their implementation, review with management and the Independent Auditor and approve all significant changes proposed to be made in the Company’s accounting principles and practices.

     8.3. Adequate Disclosure.

     The Committee shall periodically inquire of management, the Independent Auditor, and, if the Committee deems it appropriate, outside legal counsel as to whether the Company’s financial statements comport with the disclosure requirements of federal securities laws, notwithstanding their conformity to accounting principles and practices.

     8.4. Criticisms.

     The Committee shall periodically inquire of management, and the Independent Auditor as to their knowledge of any criticism of the Company’s financial statements or disclosures by any financial analysts, rating agencies, media sources or other reliable third-party sources. The Committee shall establish procedures for (i) the receipt, retention, investigation and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

9.	Internal Controls, Legal Compliance and Code of Ethics Oversight.

     9.1. Internal Controls and Compliance Policies.

     For the purpose of assessing their adequacy and effectiveness, the Committee (i) shall periodically review and assess with management, the Internal Auditor, and the Independent Auditor (a) the internal control systems of the Company, including whether such controls are reasonably designed to ensure that appropriate information comes to the attention of the Committee in a timely manner, prevent violations of law and corporate policy and permit the Company to prepare accurate and informative financial reports, (b) the Company’s policies on compliance with laws and regulations, and (c) the methods and procedures for monitoring compliance with such policies, and (ii) shall elicit from them any recommendations for the improvement of the Code of Ethics and such controls, policies, methods and procedures. The Committee shall review with management and the Independent Auditor, prior to its annual filing, the internal control report (containing the annual assessment of the effectiveness of the internal control structure and procedures of the Company for financial reporting) that will be required to be filed by the Company with the SEC on Form 10-K for each fiscal year ending after June 15, 2005.

     9.2. Information Security.

     The Committee shall periodically review and assess with management and the Independent Auditor the adequacy of the security for the Company’s information systems and the Company’s contingency plans in the event of a systems breakdown or security breach.

     9.3. Code of Ethics.

     The Committee shall periodically inquire of management, the Internal Auditor and the Independent Auditor as to their knowledge of (i) any violation of the Code of Ethics, (ii) any waiver of compliance with the Code of Ethics, and (iii) any investigations undertaken with regard to compliance with the Code of Ethics. Any waiver of the Code of Ethics with respect to a covered executive officer may only be granted by the Committee. All waivers granted by the Committee shall be promptly reported to the entire Board and disclosed as required by rules and regulations of the SEC.

     9.4. Misconduct Allegations.

     The Committee shall periodically inquire of management of their knowledge of any allegations of director or officer misconduct or misconduct by the Company (whether made by employees or third parties).

     9.5. Disagreements.

     The Committee shall inquire of management, and, if appropriate, outside legal counsel of any disagreements that may have occurred between management and legal counsel regarding any public disclosures or any other legal compliance issue.

10.	Risk Management Oversight.

     10.1. Risk Exposure.

     The Committee shall periodically meet with management and the Independent Auditor to review the Company’s major risks or exposures and to assess the steps taken by management to monitor and control such risks and exposures.

     10.2 Insurance.

     The Committee shall periodically review and assess with management and outside legal counsel insurance coverage, including Directors and Officers Liability, property and casualty loss, and surety bonds.

     10.3 Special-Purpose Entities and Off-Balance Sheet Transactions.

     The Committee shall periodically meet with management, the Internal Auditor, and the Independent Auditor to review and assess all “special-purpose” entities of the Company and all complex financing transactions involving the Company, including all related off-balance sheet accounting matters.

     10.4 Consultation with Legal Counsel.

     The Committee shall periodically receive reports from management and, if the Committee deems appropriate, outside legal counsel concerning legal matters (including material claims, pending legal proceedings, government investigations and material reports, notices or inquiries received from governmental agencies) that may have a significant impact on the Company’s financial statements or risk management.

11.	Reports and Assessments.

     11.1. Board Reports.

     The Committee shall report from time to time to the Board on Committee actions and on the fulfillment of the Committee’s responsibilities under this Charter.

     11.2. Charter Assessment.

     The Committee shall annually review and assess the adequacy of this Charter and advise the Board of its assessment and of its recommendation for any changes to the Charter.

     11.3 Committee Self-Assessment.

     The Committee shall annually review and make a self-assessment of its performance and shall report the results of such self-assessment to the Board.

     11.4 Proxy Statement Report.

     The Committee shall prepare an annual report as required by the rules and regulations of the SEC for inclusion in the Company’s proxy statement prepared in connection with its annual meeting of stockholders.

     11.5. Recommend Action.

     The Committee shall annually make a determination as to whether to recommend to the Board that the audited financials (certified by the Independent Auditor) be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

12.	General.

     12.1. Financial Statement Responsibility.

     The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements and disclosures, and the Independent Auditor is responsible for auditing year-end financial statements and reviewing quarterly financial statements and conducting other procedures. It is not the duty of the Committee to certify the Company’s financial statements, to guarantee the Independent Auditor’s report, or to plan or conduct audits. Since the primary function of the Committee is oversight, the Committee shall be entitled to rely on the expertise, skills and knowledge of management, the Internal Auditor and the Independent Auditor and the accuracy of information provided to the Committee by such persons in carrying out its oversight responsibilities. Nothing in this Charter is intended to change the responsibilities of management, the Internal Auditor, or the Independent Auditor.

     12.2. Charter Guidelines.

     While the responsibilities of the Committee set forth in Section 4 through 11 above are contemplated to be the principal recurring activities of the Committee in carrying out its oversight function, unless specifically required by applicable law these responsibilities are to serve as a guide only with the understanding that the Committee may diverge from them as it deems appropriate given the circumstances.

     Adopted by the Board of Directors on December 16, 2003.

SILVERLEAF RESORTS, INC.

Proxy for 2004 Annual Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Silverleaf Resorts, Inc., a Texas corporation, hereby acknowledges receipt of the Notice of 2004 Annual Meeting of Shareholders and Proxy Statement and hereby appoints James B. Francis, Jr. and Rebecca Janet Whitmore as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of the Common Stock of Silverleaf Resorts, Inc. held of record by the undersigned on March 25, 2004 at the 2004 Annual Meeting of Shareholders to be held on May 11, 2004 or at any adjournment or postponement thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Fold and Detach Here

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1.	Election of Directors

FOR the nominees listed below	WITHHOLD AUTHORITY to vote for the nominees listed below
☐	☐

Nominees:	J. Richard Budd, III James B. Francis, Jr. Herbert B. Hirsch Robert E. Mead Rebecca Janet Whitmore

For all nominees except as noted above

2.	Ratification of the appointment of BDO Seidman, LLP as the Company’s independent public accountants for the year ending December 31, 2004.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	The Proxies are authorized to vote upon such other business as may properly come before the meeting.

     Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

Signature

Signature

Date

     Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized name by authorized person.